PRESS RELEASE
Contact:	Mark E. Hood
SVP, Finance & Administration (314-633-7255) or Bill Moreton EVP, Chief Financial and Administrative Officer (314-633-7123)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Decreased 1.9% For
the Four Weeks Ended February 22, 2003

St. Louis, MO, March 13, 2003 — Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales decreased 1.9% for the four weeks ended February 22, 2003. The breakdown between company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks	For the 8 weeks
	ended February 22, 2003	ended February 22, 2003

Company-owned	-1.7%	-0.5%
Franchised	-2.1%	0.2%
Total System	-1.9%	0.0%

Average system-wide weekly sales (excluding the one specialty bakery-cafe and closed locations) decreased .5% to $34,110 for the four weeks ended February 22, 2003 compared to $34,285 for the four weeks ended February 23, 2002.

The decrease in February comparable sales is consistent with expected results indicated in our February 25, 2003 press release. In that release, we indicated first quarter sales were being impacted by more difficult winter weather in 2003 compared to 2002 as well as some cannibalization in the Company’s most deeply penetrated market. The Company remains comfortable it will meet its first quarter 2003 and full year 2003 earnings per share targets of $0.24 and $0.99, respectively.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 29, 2001.